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                                                                    EXHIBIT 99.2

                          [LETTERHEAD OF CHASEMELLON]



May 4, 2000


Westcorp
23 Pasteur Road
Irvine, CA 92618

To Whom It May Concern:

This letter of agreement sets forth the terms and conditions by which ChaseMellon Shareholder Services ("we", "our", "us") shall provide to Westcorp, ("you", "your") our information agent services (the "services") with respect to your proposed Rights Offering.

Services
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     (i)    Establishing contacts with brokers, dealers, banks and other nominees on your behalf.

     (ii)   Determining the material requirements.

     (iii)  Assistance with drafting and reviewing documents.

     (iv) Facilitate the distribution of materials to the beneficial and registered owners of Westcorp's common stock and to other interested parties.

     (v) Contact institutional holders and provide Westcorp with intelligence on their potential response to the offering.

     (vi) Establishing a toll-free, dedicated telephone line to answer any shareholder inquiries.

     (vii)  Status reporting to management.

     (viii) Payment of all broker forwarding invoices, subject to collection from you of monies for this purpose.

Fee for Services
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The fee for acting as information agent is $7,500.00, plus all reasonable out-of-pocket expense incurred by us, including, without limitation, documentation preparation, telephone, Bank Broker listings, and postage costs. Such fees shall be payable upon the execution of this agreement. Invoices for out-of-pocket expenses shall be rendered monthly as incurred and shall be payable upon receipt. Our services shall commence upon receipt of a signed copy of this contract and expire thirty days after the expiration of the Rights Offering on June 30, 1999, whichever is sooner

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Responsibility
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You shall indemnify and hold us, our directors, officers, employees, agents harmless from and against any and all claims, liabilities, losses, damages and/or expenses, including reasonable attorneys' fees, which any of them shall or may incur or sustain in connection with the performance of the services of this agreement, except to the extent caused directly by our negligence or willful misconduct. This indemnification obligation shall survive the termination of this Agreement.

Anything in this agreement to the contrary notwithstanding, in no event shall we be liable for special indirect or consequential loss or damage of any kind whatsoever, even if we have been advised of the likelihood of such loss or damage and regardless of the form of action.

Miscellaneous
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This agreement shall be made in, governed by, and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

All information shall be sent to your address as above written or such other address as you may advise us in writing, or orally confirmed in writing.

This agreement represents the entire understanding of the parties with respect to the subject matter hereof, superseded any and all prior understanding, oral or written, relating hereto and may not be charged orally. Any waiver or change of any of the provisions hereof must be in writing and signed by the parties hereto. The failure of either party hereto at any time to require performance by the other party of any provision hereof shall not affect the right of such party to require performance at any time thereafter.

If the foregoing terms and conditions are acceptable to you, please sign and return to us the counterpart of this letter of agreement.


                                   Very truly yours,

                                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


                                   By:
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                                   Title:            Vice President
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                                   Date:                  5/4/2000
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ACCEPTED

WESTCORP

By:
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Title:
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Date:
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